Exhibit 3.1

                          CELLEGY PHARMACEUTICALS, INC.
                           CERTIFICATE OF AMENDMENT OF
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

         K. Michael Forrest and A. Richard Juelis certify that:

         1.  They  are  the  Chief   Executive   Officer   and  the   Secretary,
respectively, of Cellegy Pharmaceuticals, Inc., a California corporation.

         2. Article III of the Amended and Restated Articles of Incorporation of the corporation is amended to read in its entirety as follows:

                                   ARTICLE III

         The Corporation is authorized to issue two classes of stock which shall be designated common stock and preferred stock. The total number of shares of common stock that the Corporation is authorized to issue is 35,000,000, and the total number of shares of preferred stock that the Corporation is authorized to issue is 5,000,000. The Corporation may issue preferred stock from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in these Articles, to fix the number of shares of any series of preferred stock and to determine the designation of any such series and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and, within the limits and restrictions stated in any resolution of the Corporation's Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of preferred stock subsequent to the issuance of shares of that series.

         3. The foregoing amendment to the Amended and Restated Articles of Incorporation has been duly approved by a majority of the Board of Directors of the corporation.

         4. The amendment to the Amended and Restated Articles of Incorporation has been duly approved by the required vote of the shareholders of the corporation in accordance with Section 902 of the California Corporations Code. The only class or series of outstanding shares is Common Stock, and the total number of outstanding shares of Common Stock of the Corporation as of the record date for voting on the foregoing amendment was 17,304,976 shares. No shares of Series A Preferred Stock are outstanding. The number of shares voting in favor of the amendment equaled or exceeded the number required. The percentage vote required was more than 50% of the shares of Common Stock.


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         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

         Date: July 30, 2002


                                                 /s/ K. Michael Forrest
                                                 -------------------------------
                                                 K. Michael Forrest
                                                 Chief Executive Officer


                                                 /s/ A. Richard Juelis
                                                 -------------------------------
                                                 A. Richard Juelis
                                                 Secretary


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